China Health Care Corporation (CHCC) Signs Letter of Intent to
Acquire a General Hospital along with Special Obstetrics
License in Beijing

Hong Kong (Marketwire) – September 3, 2008 -- China Health Care Corporation (OTCBB: CNHL - News), announced today that it has entered into a letter of intent to acquire a 70% controlling ownership of a general hospital along with a special obstetric license in Beijing. The acquisition, which is expected to be completed before year-end 2008, is subject to due diligence and other closing conditions. The licenses will allow CHCC to provide its core competency of comprehensive maternity and gynecological care along with additional general medical and surgical services to the ever growing middle class population

The facility will be managed by the highly China-experienced management team of CHCC, under its China operating brand United Premier Medical Group, that has to date commissioned and managed VIP Maternity & GYN Centers in cooperation with government and privately owned Chinese hospitals throughout 1st, 2nd and 3rd tier Chinese cities since 2002.

The general hospital is licensed for 60 beds. It has an outpatient clinic and two inpatient floors totaling about 3000 square meters. The facilities and imported medical equipment were originally set up based on Western standards by an American OB/GYN physician. This will allow CHCC to turnkey the facilities for obstetrics and gynecology services with minimal upgrading necessary in order to provide international standard healthcare services.

The Beijing area offers substantial future growth opportunities for the facility. With a population in 2006 of 15 million and an annual birth rate of about 1.34%, Beijing has witnessed an 11% plus economic growth on average for the last five years (source: China Statistical Yearbook, 2007).

The Hospital, established in 2005, is located in the upscale Chaoyang district of Beijing and provides high-quality VIP obstetrical services in a clean and welcoming environment at a reasonable price. With 2007 revenues of approximately $600,000 USD, the Hospital has achieved a steady increase in the number of patients and revenues. Once the Hospital is acquired by CHCC and managed full time by the highly China-experienced management team, significant growth potential is expected to be realized by increasing its market share of the Beijing birthing market.

CHCC will utilize this facility as a flagship prototype for its community based spoke clinic/hub specialty hospital business model .The Company expects to acquire additional specialized OB/GYN specialty facilities like the Beijing Hospital as it expands into a multi-specialties clinic/hospital network in other Chinese urban markets with the focus on primary care services of OB/GYN, pediatrics and internal medicine supported by additional appropriate and profitable sub-specialty medicine.

Jay Macfarland, CEO of China Health Care Corporation commented, “This acquisition is an important watershed step in our strategic plan to become a leader in providing superior quality women and children services to the Chinese marketplace in an equity ownership business model. In addition to the VIP Maternity & GYN centers managed by the Company throughout China, these facilities provide the Company with important bases for further growth in both the Shanghai and Beijing markets. We continue to see rapid growth in domestic demand particularly for premium health services in China.”

About China Health Care Corporation (CHCC)

China Health Care Corporation (CHCC), through its China operating arm known as United Premier Medical Group (UPMG), has developed a network of maternal-child facilities in Greater China including Macao. The target market segments of these services are the rapidly growing Chinese middle and upper classes. Founded in 2001, with a US headquarters in Dallas, Texas, CHCC has positioned itself to be a pioneer in providing premium services by integrating Western medical/management methodologies and Eastern efficiencies. The Company's goal is to become a leader in the specialty hospital and family-oriented, primary-care markets. For further information, please see http://www.china-healthcare.us

Forward Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, closing of the hospital acquisition, along with the obstetric license, by the end of the year or at all, the future growth opportunities for the facility in the Beijing area, ongoing revenues and increasing patients and revenues for the hospital, or the ability of the hospital to increase its market share in the Beijing birthing market.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, China Health’s ability to access additional capital, expand its facilities and operations, the ability of the services to gain market acceptance, and the difficulties faced by an early stage private health care company operating in China. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s recent current report on Form 8-K, and other periodic and current reports filed from time to time with the Securities and Exchange Commission.

Contact:

Company:
China Health Care Corporation
Henry Jay Macfarland – jmacfarland@china-healthcare.us
Chief Executive Officer

T Plaza Center
Suite 400, 15950 North Dallas Parkway
Dallas, TX 75249
Tel: (972) 361-8033
Fax: (972) 361-8005
http://www.china-healthcare.us

Investor Relations:
Richard E. Cooper - rcooper@sgi-ir.com
Jennifer K. Zimmons, Ph.D. - jzimmons@sgi-ir.com
Strategic Growth International, Inc.
Tel: (212) 838-1444
Fax: (212) 838-1511
www.sgi-ir.com